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                                                                     Exhibit 3.5

                           ARTICLES OF INCORPORATION

                                      OF

                       BERTUCCI'S OF OWINGS MILLS, INC.

              [Now known as Bertucci's of Baltimore County, Inc.]


          FIRST: I, Thomas P. Kimmitt, Jr., whose address is 210 W. Pennsylvania Avenue, Suite 500, Towson, Maryland 21204, being at least eighteen years of age, hereby form a corporation under and by virtue of the general laws of the State of Maryland.

          SECOND: The name of the corporation (hereinafter called the "Corporation") is: Bertucci's of Owings Mills, Inc.

          THIRD: The purposes for which the Corporation is formed are:

          (1) To own, operate and have interests in restaurants, inns, taverns and other public establishments for the sale and dispensing of food, beverages, spirits and all other consumables for the pleasing of the palate, the comfort of spirit and the sustenance of the body.

          (2) To do anything permitted by Section 2-103 of the Maryland General Corporation Law, as amended from time to time, and any and all other lawful acts.

          FOURTH: The address of the principal office of the Corporation in this State is Owings Mills Town Center, 10300 Mill Run Circle, Suite 2100, Owings Mills, MD 21117. The name and address of the Resident Agent of the Corporation in this State are Charles E. Brooks, Esquire, 610 Bosley Avenue, Towson, Maryland 21204; said Resident Agent is a Maryland resident.

          FIFTH: The total number of shares of capital stock which the Corporation has authority to issue is One Hundred (100) shares, with no par value.

          SIXTH: The number of directors of the Corporation shall be three (3) which number may be increased or decreased pursuant to the Bylaws of the Corporation, but shall never be less than the minimum number required by the provisions of the Maryland General Corporation Law or, when larger, the minimum number required when the provisions of any other Maryland law or regulation requires a larger number of directors for any particular business in which the Corporation may become employed. The names of the directors, who shall act until the first annual meeting of stockholders and until their successors are duly elected and qualify are:

                               JOSEPH P. CRUGNALE
                                NORMAN S. MALLETT
                                VERNA A. COULTAS

          SEVENTH: To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of this Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the charter of the Corporation or repeal of
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any of its provisions shall limit or eliminate the limitation of liability provided to directors and officers hereunder with respect to any act or omission occurring prior to such amendment or repeal.

          EIGHTH: Except as the Bylaws of the Corporation may otherwise provide, no indemnification shall be provided for any officer or director or for any employee or agent of the Corporation or of any predecessor of the Corporation or any other entity.

          NINTH: No holder of stock or any other security of the Corporation shall have any preemptive right to subscribe to or purchase any additional shares of stock of any class, or other securities of any nature; provided, however, that the Board of Directors may, in authorizing the issuance of stock of any class, confer any preemptive right that the Board of Directors may deem advisable in connection with such issuance, and set the price and any other terms the Board of Directors, in its sole discretion, may fix.

          TENTH: In carrying on its business or for the purpose of attaining or furthering any of its objectives the Corporation shall have all of the rights, powers and privileges granted to corporations by the laws of the State of Maryland and the power to do any and all acts and things which a natural person or partnership could do and which may now or hereafter be authorized by law, either alone or in partnership or conjunction with others. In furtherance and not in limitation of the powers conferred by law, the powers of the Corporation and of the directors and stockholders shall include the following:

          (a) To make any amendment of its Charter, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in its Charter, of any outstanding stock.

          (b) The Board of Directors of the Corporation is hereby specifically authorized and empowered to classify or reclassify any unissued stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the stock.

          (c) The Board of Directors of the Corporation is hereby specifically authorized and empowered to authorize the issuance or sale from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock or any class or classes, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the Bylaws of the Corporation.

          IN WITNESS WHEREOF, I do hereby acknowledge these Articles of Incorporation to be my act this 30th day of March, 1993.


                                                INCORPORATOR:

                                                /S/: THOMAS P. KIMMITT, JR.
                                                ---------------------------
                                                     Thomas P. Kimmitt, Jr.



                        BERTUCCI'S OF OWINGS MILLS, INC.
                              ARTICLES OF AMENDMENT

          Bertucci's of Owings Mills, Inc., a Maryland Corporation having its

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principal office at 10300 Mill Run Circle, Suite 2100, Owings Mills, Maryland
21117 (hereinafter referred to as the "Corporation") hereby certifies to the State Department of Assessments and Taxation of Maryland (hereafter referred to as the "Department") that:

          FIRST: Article Second of the Charter of the Corporation is hereby amended by changing the name of the Corporation from Bertucci's of Owings Mills, Inc. to Bertucci's of Baltimore County, Inc. and from and after the date of acceptance of these Articles of Amendment by the Department, the new name of the Corporation shall be Bertucci's of Baltimore County, Inc.

          SECOND: These Articles of Amendment were duly advised by written informal action unanimously taken by the Board of Directors of the Corporation and duly approved by written informal action unanimously taken by the Stockholders.

          IN WITNESS WHEREOF, Bertucci's of Owings Mills, Inc. has caused these presents to be signed in its name and on its behalf by its President and its Corporate Seal to be hereunder affixed and attested by its Secretary on this 12th day of October, 1993, and its President acknowledges that these Articles of Amendment are the act and deed of Bertucci's of Owings Mills, Inc., and, under the penalties of perjury, that the matters and facts set forth herein with respect to authorization and approval are true in all material respects to the best of his knowledge, information and belief.

ATTEST:                               BERTUCCI'S OF OWINGS MILLS, INC.


/S/: NORMAN S. MALLET                 /S/: JOSEPH P. CRUGNALE
--------------------------           ----------------------------
Norman S. Mallet, Secretary          Joseph P. Crugnale, President